Exhibit 99.1

News Release
Contact:

For Immediate Release	Ken Dennard
Dennard • Lascar Associates
(713) 529-6600

MEN’S WEARHOUSE REPORTS

FISCAL 2012 FOURTH QUARTER AND FULL YEAR RESULTS

•                  Q4 2012 GAAP diluted loss per share was $0.07, compares to prior year GAAP diluted loss per share of $0.07 and adjusted loss per share of $0.05

•                  Full year 2012 GAAP diluted EPS was $2.55, compares to prior year GAAP diluted EPS of $2.30 and adjusted diluted EPS of $2.38

•                  Engages Jefferies & Co. to evaluate strategic alternatives for K&G

•                  Announces new share repurchase program and planned credit facility amendment

•                  Provides annual guidance for fiscal year 2013

HOUSTON — March 13, 2013 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal fourth quarter and the full year ended February 2, 2013.

Total net sales for the 2012 fiscal fourth quarter increased 8.2% to $608.4 million from $562.2 million for the same period a year ago.  Retail segment sales for the quarter increased by 6.8% or $34.8 million and corporate apparel sales increased by 21.5% or $11.5 million.  For the full 2012 fiscal year, net sales increased by 4.4% to $2,488.3 million, with a retail segment increase of 5.1% and a corporate apparel segment decrease of 1.7%.

The GAAP basis net loss for the 2012 fiscal fourth quarter was $3.4 million, or $0.07 diluted loss per share, compared to a net loss of $3.8 million, or $0.07 diluted loss per share, in the same period in 2011. Last year’s fourth quarter adjusted diluted loss per share was $0.05 after excluding $1.3 million ($0.9 million after tax or $0.02 per diluted share) in acquisition related integration costs and $0.3 million ($0.2 million after tax or less than $0.01 per diluted share) for non-cash asset impairment charges.

For the full 2012 fiscal year, GAAP basis net earnings were $131.7 million, or $2.55 diluted earnings per share, compared to net earnings of $120.6 million, or $2.30 diluted earnings per share, for the 2011 fiscal year.  On an adjusted basis, fiscal year 2011 net earnings were $124.4 million or $2.38 adjusted diluted earnings per share after excluding $3.8 million ($2.5 million after tax or $0.05 per diluted share) in acquisition related integration costs and $2.0 million ($1.3 million after tax or $0.03 per diluted share) for non-cash asset impairment charges.

Doug Ewert, Men’s Wearhouse president and chief executive officer, stated, “Our fourth quarter started out with an unprecedented volume decline in November which we described in our third quarter earnings release and conference call.  The balance of the fourth quarter improved over November results; however, macro-economic conditions remained challenging for our customers throughout the period, which resulted in fourth quarter and full year results that were two cents below the low end of our guidance range provided on December 5, 2012.

“Net sales at our core flagship brand Men’s Wearhouse stores, which represented 61% of our total fourth quarter sales, were up 9.1% over last year’s fourth quarter, and comparable store sales increased 1.0%, at the low end of our guidance range for the quarter. Our higher margin tuxedo rental revenues had an above guidance U.S. comparable store sales increase of 9.4% in the fourth quarter, driven by increased unit rental rates and unit rentals.

“Moores, our retail brand in Canada, was 11% of our total sales mix in the 2012 fourth quarter and delivered a comparable store sales decrease of 5.5%, below our expectations,” continued Ewert.  “K&G, with 16% of our total fourth quarter sales, had a comparable store sales decrease of 5.7%, also below our expectations.  Sales at K&G were disappointing as customers did not respond to our promotions and new marketing campaign as well as expected.  Our Corporate Apparel segment, which represented 11% of our total 2012 fourth quarter sales, had a sales increase of 21.5% as managed account customer uniform sales exceeded plan.

“Subsequent to year-end, our board and management have embarked upon a process of reevaluating the Company’s operating structure and capital allocation program,” added Ewert.  “We believe that our core strength lies primarily in our MW and Moores men’s specialty apparel retailing.  To better focus our efforts on these core operations, we have engaged Jefferies & Co. to assist us in evaluating strategic alternatives for our K&G operations.

“Additionally, the board has approved a new share repurchase program of $200 million, which amends and increases the Company’s existing share repurchase authorization. We had $45 million available in our prior repurchase program and this action adds an additional $155 million for share repurchases by the Company.

“We are also in the process of amending and restating our credit facility, which we expect to complete by mid-April,” continued Ewert.  “Under the amended facility, we will increase our revolving credit to $300 million, with possible future increases to $450 million under an expansion feature, and extend the maturity date to 2018.  In addition, the amended facility will provide for a $100 million term loan which will be repaid over five years, with 10% payable annually in quarterly installments and the remainder due at maturity.  The other terms of the credit facility will remain substantially similar to those included in our current facility.  We currently have no debt outstanding under the existing revolver other than letters of credit totaling approximately $22.3 million, which will continue in place under the amended facility.

“We believe these strategic and deliberate actions will better position the Company for growth and will unlock value for our shareholders.”

Net Sales Summaries

The following is a summary of net sales for fourth quarter and fiscal 2012.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores’ comparable store sales change is based on the Canadian dollar.

Fourth Quarter Net Sales Summary — Fiscal 2012

			Net Sales	Comparable Store Sales Change
	Net Sales	Change	Current Year	Current Year	Prior Year

Total Retail Segment	6.8%	$34.8	$543.4
Men’s Wearhouse	9.1%	$31.2	$372.7	1.0%	9.3%
K&G	(0.1)%	$(0.1)	$95.5	(5.7)%	(2.1)%
Moores	4.0%	$2.6	$67.8	(5.5)%	(0.2)%
MW Cleaners	16.3%	$1.0	$7.3

Corporate Apparel Segment	21.5%	$11.5	$65.0

Total Company	8.2%	$46.3	$608.4

Year-To-Date Net Sales Summary — Fiscal 2012

			Net Sales	Comparable Store Sales Change
	Net Sales	Change	Current Year	Current Year	Prior Year

Total Retail Segment	5.1%	$109.7	$2,248.8
Men’s Wearhouse	7.4%	$109.4	$1,581.1	4.8%	9.1%
K&G	(2.4)%	$(9.2)	$365.9	(4.3)%	3.6%
Moores	2.3%	$6.3	$274.0	1.5%	4.5%
MW Cleaners	12.6%	$3.1	$27.8

Corporate Apparel Segment	(1.7)%	$(4.1)	$239.4

Total Company	4.4%	$105.6	$2,488.3

2013 GUIDANCE

The Company will implement a modification to its forward guidance practice beginning with fiscal 2013 by giving annual guidance only.  The Company will provide specific financial related guidance and guidance around certain elements which management believes will influence the annual results for the full fiscal year.

Commenting on the Company’s annual guidance, Ewert added, “We continue to closely monitor our customers’ reactions to continued macro-economic uncertainties that dominate the headlines and, inevitably, their wallets and spending patterns.  Our annual guidance contemplates this but does not take into consideration any share repurchases under the new share repurchase program or any other actions that may result from our engagement of strategic advisors noted in my comments.”

The Company can offer no assurance that it will enter into any transaction in the future, and no decision has been made to enter into a transaction at this time. The Company does not intend to disclose further developments about the review of strategic alternatives unless and until such time as its Board of Directors has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

GAAP Diluted EPS

For the fiscal year, the Company expects GAAP diluted earnings per share in a range of $2.70 to $2.80, an increase of 5.9% to 9.8% over the prior year diluted earnings per share of $2.55 and an increase of 7.1% to 11.1% over the prior year diluted earnings per share adjusted for the 53rd week of $2.52.

Sales

Total sales are expected to increase 2.85% to 3.85%.  Comparable store sales are expected as follows (all comparable store sales growth is based on a 52-week comparable time period):

	% of Total Sales (approximate)	Comparable Store Sales Growth
Men’s Wearhouse	65%	+4% to +5%
• MW Tuxedo Rental Revenues		+5% to +6%
K&G	13%	-3% to -4%
Moores	11%	+1% to +2%

Corporate apparel sales are expected to increase 1.9% to 2.4% and are expected to be approximately 9.5% of total sales.

Gross Margin

Total gross margin by segment is expected as follows:

	% Change	Basis Point Change to FY12
Retail Margin	+2.9% to +4.2%	flat to +10
Corporate Apparel Margin	+8.4% to 9.1%	+185 to +190

SG&A

Compared to FY12 on a 52 week basis, our FY13 total SG&A expense is expected to increase 3.4% to 3.9% while decreasing 30 to 48 basis points as a percentage of sales.  The increase in FY13 as compared to FY12 on a 53 week basis is expected to be 1.8% to 2.3% with a decrease of 37 to 55 basis points as a percentage of sales.

Other

Effective Tax Rate	36%
Weighted Average Shares (millions)	51,505
Average Foreign Exchange Conversion Rates
• US Dollar to the Pound	1.596
• US Dollar to the Canadian Dollar	1.000
Dilutive Effect of Participating Securities	$0.01
Capital Expenditures	$100M - $108M

Store Activity

	Store Openings	Store Closings
Men’s Wearhouse	32 - 36	—
Men’s Wearhouse and Tux	—	36
K&G	1	4
Moores	3	—

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, March 14, 2013, Company management will host a conference call and real time webcast to review fiscal fourth quarter and full year 2012 results and its outlook for fiscal 2013.

To access the conference call, dial 480-629-9692.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through March 21, 2013 by calling 303-590-3030 and entering the access code of 4604189#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	February 2, 2013		January 28, 2012
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	638	3,650.0	607	3,462.7

Men’s Wearhouse and Tux	288	395.1	343	474.6

Moores, Clothing for Men	120	763.5	117	741.7

K&G (a)	97	2,299.3	99	2,351.2

Total	1,143	7,107.9	1,166	7,030.2

(a)  92 and 91 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,143 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the UK.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2012 and subsequent Forms 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

February 2, 2013, AND January 28, 2012

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2012	Sales	2011	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$456,063	74.96%	$430,314	76.55%	$25,749	5.98%	(1.59)
Tuxedo rental services	49,193	8.09%	43,444	7.73%	5,749	13.23%	0.36
Alteration and other services	38,172	6.27%	34,898	6.21%	3,274	9.38%	0.07
Total retail sales	543,428	89.32%	508,656	90.48%	34,772	6.84%	(1.16)
Corporate apparel clothing product sales	65,000	10.68%	53,513	9.52%	11,487	21.47%	1.16
Total net sales	608,428	100.00%	562,169	100.00%	46,259	8.23%	0.00

Total cost of sales	365,283	60.04%	337,289	60.00%	27,994	8.30%	0.04

Gross margin (a):
Retail clothing product	249,160	54.63%	234,594	54.52%	14,566	6.21%	0.12
Tuxedo rental services	41,371	84.10%	36,553	84.14%	4,818	13.18%	(0.04)
Alteration and other services	8,032	21.04%	7,414	21.24%	618	8.34%	(0.20)
Occupancy costs	(74,119)	(13.64)%	(68,294)	(13.43)%	(5,825)	(8.53)%	(0.21)
Total retail gross margin	224,444	41.30%	210,267	41.34%	14,177	6.74%	(0.04)
Corporate apparel clothing product margin	18,701	28.77%	14,613	27.31%	4,088	27.98%	1.46
Total gross margin	243,145	39.96%	224,880	40.00%	18,265	8.12%	(0.04)

Selling, general and administrative expenses	249,623	41.03%	232,125	41.29%	17,498	7.54%	(0.26)

Operating loss	(6,478)	(1.06)%	(7,245)	(1.29)%	767	10.59%	0.22

Net interest	(90)	(0.01)%	(241)	(0.04)%	151	62.66%	0.03

Loss before income taxes	(6,568)	(1.08)%	(7,486)	(1.33)%	918	12.26%	0.25

Benefit for income taxes	(3,412)	(0.56)%	(3,588)	(0.64)%	176	4.91%	0.08

Net loss including noncontrolling interest	(3,156)	(0.52)%	(3,898)	(0.69)%	742	19.04%	0.17

Net (earnings) loss attributable to noncontrolling interest	(248)	(0.04)%	119	0.02%	(367)	308.40%	0.06

Net loss attributable to common shareholders	$(3,404)	(0.56)%	$(3,779)	(0.67)%	$375	9.92%	0.11

Net loss per diluted common share attributable to common shareholders	$(0.07)		$(0.07)

Weighted average diluted common shares outstanding:	50,829		51,297

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

February 2, 2013, AND January 28, 2012

(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of			Basis
	2012	Sales	2011	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,691,248	67.97%	$1,619,671	67.98%	$71,577	4.42%	(0.01)
Tuxedo rental services	406,454	16.33%	376,857	15.82%	29,597	7.85%	0.52
Alteration and other services	151,147	6.07%	142,665	5.99%	8,482	5.95%	0.09
Total retail sales	2,248,849	90.38%	2,139,193	89.78%	109,656	5.13%	0.60
Corporate apparel clothing product sales	239,429	9.62%	243,491	10.22%	(4,062)	(1.67)%	(0.60)
Total net sales	2,488,278	100.00%	2,382,684	100.00%	105,594	4.43%	0.00

Total cost of sales	1,380,130	55.47%	1,333,757	55.98%	46,373	3.48%	(0.51)

Gross margin (a):
Retail clothing product	935,200	55.30%	896,013	55.32%	39,187	4.37%	(0.02)
Tuxedo rental services	349,887	86.08%	324,236	86.04%	25,651	7.91%	0.05
Alteration and other services	37,301	24.68%	34,829	24.41%	2,472	7.10%	0.27
Occupancy costs	(283,382)	(12.60)%	(273,300)	(12.78)%	(10,082)	3.69%	0.17
Total retail gross margin	1,039,006	46.20%	981,778	45.89%	57,228	5.83%	0.31
Corporate apparel clothing product margin	69,142	28.88%	67,149	27.58%	1,993	2.97%	1.30
Total gross margin	1,108,148	44.53%	1,048,927	44.02%	59,221	5.65%	0.51

Selling, general and administrative expenses	909,580	36.55%	863,495	36.24%	46,085	5.34%	0.31

Operating income	198,568	7.98%	185,432	7.78%	13,136	7.08%	0.20

Net interest	(896)	-0.04%	(1,022)	-0.04%	126	(12.33)%	0.01

Earnings before income taxes	197,672	7.94%	184,410	7.74%	13,262	7.19%	0.20

Provision for income taxes	65,609	2.64%	63,944	2.68%	1,665	2.60%	(0.05)

Net earnings including noncontrolling interest	132,063	5.31%	120,466	5.06%	11,597	9.63%	0.25

Net (earnings) loss attributable to noncontrolling interest	(347)	(0.01)%	135	0.01%	(482)	357.04%	0.02

Net earnings attributable to common shareholders	$131,716	5.29%	$120,601	5.06%	$11,115	9.22%	0.23

Net earnings per diluted common share attributable to common shareholders	$2.55		$2.30

Weighted average diluted common shares outstanding:	51,026		51,692

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 2,	January 28,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$156,063	$125,306
Accounts receivable, net	63,010	56,669
Inventories	556,531	572,502
Other current assets	79,549	70,906

Total current assets	855,153	825,383
Property and equipment, net	389,118	355,717
Tuxedo rental product, net	126,825	99,814
Goodwill	87,835	87,782
Intangible assets, net	32,442	33,711
Other assets	4,974	3,545

Total assets	$1,496,347	$1,405,952

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$123,983	$123,445
Accrued expenses and other current liabilities	164,344	154,395
Income taxes payable	5,856	3,435

Total current liabilities	294,183	281,275

Deferred taxes and other liabilities	92,929	92,858

Total liabilities	387,112	374,133

Equity:
Preferred stock	—	—
Common stock	725	718
Capital in excess of par	386,254	362,735
Retained earnings	1,190,246	1,095,535
Accumulated other comprehensive income	36,924	36,921
Treasury stock, at cost	(517,894)	(476,749)

Total equity attributable to common shareholders	1,096,255	1,019,160

Noncontrolling interest	12,980	12,659

Total equity	1,109,235	1,031,819

Total liabilities and equity	$1,496,347	$1,405,952

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

February 2, 2013, AND January 28, 2012

(In thousands)

	Twelve Months Ended
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$132,063	$120,466
Non-cash adjustments to net earnings:
Depreciation and amortization	84,979	75,968
Tuxedo rental product amortization	28,315	28,858
Other	22,168	47,227
Changes in operating assets and liabilities	(41,795)	(109,722)

Net cash provided by operating activities	225,730	162,797

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(121,433)	(91,820)
Proceeds from sales of property and equipment	33	59
Investment in trademark, tradenames and other assets	(2,075)	—

Net cash used in investing activities	(123,475)	(91,761)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,457	8,354
Cash dividends paid	(37,084)	(25,098)
Tax payments related to vested deferred stock units	(4,421)	(2,955)
Excess tax benefits from share-based plans	2,997	1,903
Repurchases of common stock	(41,296)	(63,988)

Net cash used in financing activities	(71,347)	(81,784)

Effect of exchange rate changes	(151)	(317)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	30,757	(11,065)

Balance at beginning of period	125,306	136,371
Balance at end of period	$156,063	$125,306